EXHIBIT 99.3

Item 6. Selected Financial Data.
The selected consolidated financial data presented as of and for the years ended December 31, 2015, 2014, 2013, 2012, and 2011 have been derived from the consolidated financial statements of SMLP and its Predecessor.
SMLP completed its IPO on October 3, 2012. For the year ended December 31, 2012, these financial statements include the Predecessor's results of operations through the date of SMLP's IPO.
These financial statements reflect the results of operations of (i) Summit Utica since December 2014, (ii) Tioga Midstream since April 2014, (iii) Ohio Gathering since January 2014, (iv) Bison Midstream, Polar and Divide, and Meadowlark Midstream since February 2013, (v) Mountaineer Midstream since June 2013, (vi) Red Rock Gathering since October 2012 and (vii) Legacy Grand River since October 2011. SMLP recognized its acquisitions in the "2016 Drop Down", the "Polar and Divide Drop Down", the "Bison Drop Down" and the "Red Rock Drop Down" at Summit Investments' historical cost because the acquisitions were executed by entities under common control. The excess of Summit Investments' net investment over the purchase price paid and recognized for a contributed subsidiary is recognized as an addition to partners' capital, while the excess of purchase price paid and recognized over net investment is recognized as a reduction to partners' capital. Due to the common control aspect, we account for drop down transactions on an “as-if pooled” basis for the periods during which common control existed.
Due to the various asset acquisitions and the associated shift in business strategies relative to those of our Predecessor, SMLP's financial position and results of operations may not be comparable to the historical financial position and results of operations of the Predecessor.
The following table presents selected balance sheet and other data as of the date indicated.

	December 31,
	2015	2014	2013	2012	2011

	(In thousands, except per-unit amounts)
Balance sheet data:
Total assets	$3,164,672	$3,242,462	$2,282,046	$1,280,939	$1,030,264
Total long-term debt	1,267,270	1,232,207	772,140	199,230	349,893
Partners' capital	1,747,299	1,830,678	1,395,806	1,028,355	n/a
Membership interests	n/a	n/a	n/a	n/a	640,818

Other data:
Market price per common unit	$18.73	$38.00	$36.65	$19.83	n/a
__________
n/a - Not applicable

EX 99.3-1

EXHIBIT 99.3

The following table presents selected statement of operations data by entity for the periods indicated.

	Year ended December 31,
	2015	2014	2013	2012	2011

	(In thousands, except per-unit amounts)
Statement of operations data:
Total revenues	$400,557	$387,169	$326,160	$174,423	$103,552
Total costs and expenses (1)	557,735	369,574	257,114	117,987	61,864
Interest expense	59,092	48,586	21,314	7,340	1,029
Affiliated interest expense	—	—	—	5,426	2,025
Net (loss) income	(222,228)	(47,368)	47,008	42,997	37,951

(Loss) earnings per limited partner unit:
Common unit – basic	$(3.20)	$(0.49)	$0.86	$0.35	n/a
Common unit – diluted	(3.20)	(0.49)	0.86	0.35	n/a
Subordinated unit – basic and diluted	(2.88)	(0.44)	0.79	0.35	n/a

Other financial data:
EBITDA (1)	$(57,838)	$93,890	$141,310	$93,302	$53,363
Adjusted EBITDA	235,491	207,975	162,690	105,946	56,803
Capital expenditures	272,225	343,380	249,626	77,296	78,248
Acquisition capital expenditures (2)	288,618	315,872	458,914	—	589,462
Distributable cash flow	164,931	144,711	120,611	90,947	50,980
Distributions declared per unit (3)	2.285	2.120	1.795	0.410	n/a
__________
n/a - Not applicable
(1) Includes goodwill impairments of $248.9 million in 2015 and $54.2 million in 2014. See Note 6 to the consolidated financial statements.
(2) Reflects consideration paid, including working capital and capital expenditure adjustments paid (received), to fund acquisitions and/or drop downs.
(3) Represents distributions declared in respect of a given period. For example, for the year ended December 31, 2015, represents the distributions declared in April 2015 for the first quarter of 2015, July 2015 for the second quarter of 2015, October 2015 for the third quarter of 2015 and January 2016 for the fourth quarter of 2015.
For a detailed discussion of the data presented above, including information regarding our use of EBITDA, adjusted EBITDA and distributable cash flow as well as their reconciliations to net income and net cash flows provided by operating activities, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. The preceding tables should also be read in conjunction with the consolidated financial statements and notes thereto.

EX 99.3-2